GSAMP06S5

Prepayment @ Pricing Speed
No loss.
1 month and 6 month LIBORs remain static.
Run to Call.

		PRINCIPAL PAYMENT
		A1	A2	M1	M2	M3	M4	M5	M6	M7	B1	B2
0	18-Aug-06	0	0	0	0	0	0	0	0	0	0	0
1	25-Sep-06	9,622,806.72	0	0	0	0	0	0	0	0	0	0
2	25-Oct-06	10,546,148.31	0	0	0	0	0	0	0	0	0	0
3	25-Nov-06	11,040,202.42	0	0	0	0	0	0	0	0	0	0
4	25-Dec-06	11,553,397.60	0	0	0	0	0	0	0	0	0	0
5	25-Jan-07	11,952,964.81	0	0	0	0	0	0	0	0	0	0
6	25-Feb-07	12,328,277.03	0	0	0	0	0	0	0	0	0	0
7	25-Mar-07	12,624,329.88	0	0	0	0	0	0	0	0	0	0
8	25-Apr-07	12,032,465.79	0	0	0	0	0	0	0	0	0	0
9	25-May-07	11,555,315.40	0	0	0	0	0	0	0	0	0	0
10	25-Jun-07	11,055,024.43	0	0	0	0	0	0	0	0	0	0
11	25-Jul-07	10,614,090.23	0	0	0	0	0	0	0	0	0	0
12	25-Aug-07	9,944,436.48	0	0	0	0	0	0	0	0	0	0
13	25-Sep-07	8,813,043.99	0	0	0	0	0	0	0	0	0	0
14	25-Oct-07	8,442,559.31	0	0	0	0	0	0	0	0	0	0
15	25-Nov-07	8,087,619.19	0	0	0	0	0	0	0	0	0	0
16	25-Dec-07	3,938,318.40	3,809,254.00	0	0	0	0	0	0	0	0	0
17	25-Jan-08		7,421,794.94	0	0	0	0	0	0	0	0	0
18	25-Feb-08		7,109,688.95	0	0	0	0	0	0	0	0	0
19	25-Mar-08		6,810,658.15	0	0	0	0	0	0	0	0	0
20	25-Apr-08		6,524,202.34	0	0	0	0	0	0	0	0	0
21	25-May-08		6,249,770.25	0	0	0	0	0	0	0	0	0
22	25-Jun-08		5,986,857.98	0	0	0	0	0	0	0	0	0
23	25-Jul-08		5,734,982.75	0	0	0	0	0	0	0	0	0
24	25-Aug-08		5,493,681.95	0	0	0	0	0	0	0	0	0
25	25-Sep-08		5,262,506.29	0	0	0	0	0	0	0	0	0
26	25-Oct-08		5,041,043.73	0	0	0	0	0	0	0	0	0
27	25-Nov-08		1,602,558.67	0	0	0	0	0	0	0	0	0
28	25-Dec-08			0	0	0	0	0	0	0	0	447,086.64
29	25-Jan-09			0	0	0	0	0	0	0	2,135,286.29	1,750,622.41
30	25-Feb-09			0	0	0	0	0	960,520.77	2,067,074.45	550,410.50	144,308.65
31	25-Mar-09			0	0	0	0	898,083.29	2,248,744.52	121,970.07	158,561.09	138,232.75
32	25-Apr-09			0	0	0	0	2,842,965.11	171,356.80	116,834.18	151,884.44	132,412.07
33	25-May-09			0	0	0	2,355,542.79	367,699.29	164,140.62	111,914.06	145,488.28	126,835.93
34	25-Jun-09			0	0	910,860.90	1,515,447.10	182,241.10	157,227.62	107,200.65	139,360.84	121,494.07
35	25-Jul-09			0	0	2,166,659.48	157,450.77	174,564.98	150,605.08	102,685.28	133,490.87	116,376.65
36	25-Aug-09			0	0	2,075,388.77	150,818.14	167,211.42	144,260.83	98,359.66	127,867.55	111,474.28
37	25-Sep-09			0	0	1,987,953.63	144,464.25	160,166.88	138,183.19	94,215.81	122,480.56	106,777.92
38	25-Oct-09			0	0	1,904,193.18	138,377.39	153,418.41	132,360.98	90,246.12	117,319.96	102,278.94
39	25-Nov-09			0	1,281,789.80	542,163.45	132,546.37	146,953.58	126,783.48	86,443.28	112,376.27	97,969.05
40	25-Dec-09			0	1,482,125.23	264,960.94	126,960.45	140,760.50	121,440.43	82,800.29	107,640.38	93,840.33
41	25-Jan-10			0	1,419,656.99	253,793.43	121,609.35	134,827.76	116,321.99	79,310.45	103,103.58	89,885.17
42	25-Feb-10			0	1,359,815.00	243,095.42	116,483.22	129,144.44	111,418.73	75,967.32	98,757.51	86,096.29
43	25-Mar-10			1,114,046.38	188,442.69	232,847.21	111,572.62	123,700.08	106,721.64	72,764.75	94,594.18	82,466.72
44	25-Apr-10			1,126,765.75	120,807.87	223,029.92	106,868.50	118,484.65	102,222.05	69,696.85	90,605.91	78,989.76
45	25-May-10			1,079,253.70	115,713.80	213,625.47	102,362.21	113,488.53	97,911.68	66,757.96	86,785.35	75,659.02
46	25-Jun-10			1,033,739.82	110,833.96	204,616.54	98,045.43	108,702.54	93,782.58	63,942.67	83,125.47	72,468.36
47	25-Jul-10			990,140.24	106,159.37	195,986.52	93,910.21	104,117.84	89,827.16	61,245.79	79,619.52	69,411.89
48	25-Aug-10			948,374.61	101,681.40	187,719.51	89,948.93	99,725.99	86,038.11	58,662.35	76,261.05	66,483.99
49	25-Sep-10			908,365.95	97,391.81	179,800.27	86,154.30	95,518.89	82,408.46	56,187.58	73,043.86	63,679.26
50	25-Oct-10			870,040.50	93,282.69	172,214.20	82,519.31	91,488.79	78,931.51	53,816.94	69,962.02	60,992.53
51	25-Nov-10			833,327.60	89,346.46	164,947.32	79,037.26	87,628.26	75,600.85	51,546.04	67,009.85	58,418.84
52	25-Dec-10			798,160.89	85,576.01	157,986.49	75,701.86	83,930.32	72,410.47	49,370.78	64,182.01	55,953.55
53	25-Jan-11			764,472.71	81,964.08	151,318.31	72,506.69	80,387.85	69,354.23	47,286.97	61,473.06	53,591.90
54	25-Feb-11			732,202.50	78,504.19	144,930.80	69,446.01	76,994.49	66,426.62	45,290.88	58,878.14	51,329.66
55	25-Mar-11			16,545,109.35	1,773,908.63	3,274,908.24	1,569,226.87	1,739,795.00	1,500,999.61	1,023,408.83	1,330,431.47	1,159,863.34

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any
U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

Disclaimer

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

GSAMP 2006 S5
1. Current Principal Balance

Current Principal Balance	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
$25,000 & Below	171	$2,893,195	10.38%	12.54%	700	$16,919	92.86%	38.16%	0.00%
$25,001 - $50,000	323	11,637,896	41.74	12.89	709	36,031	93.31	14.48	0
$50,001 - $75,000	88	5,360,036	19.23	13.098	704	60,909	93.71	6.57	0
$75,001 - $100,000	39	3,398,635	12.19	12.896	712	87,144	93.7	2.76	0
$100,001 - $125,000	20	2,211,734	7.93	13.037	703	110,587	92.01	0	0
$125,001 - $150,000	6	809,026	2.9	13.125	700	134,838	95.82	0	0
$150,001 - $200,000	4	681,967	2.45	12.816	736	170,492	93.9	22.05	0
$200,001 - $250,000	4	887,504	3.18	12.569	712	221,876	90.67	28.12	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

2. Current Rate

Current Rate	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
8.50 - 8.99	1	$53,000	0.19%	8.85%	672	$53,000	80.00%	0.00%	0.00%
9.00 - 9.49	4	142,298	0.51	9.234	707	35,574	84.96	37.34	0
9.50 - 9.99	24	576,334	2.07	9.866	702	24,014	90.6	44.49	0
10.00 - 10.49	22	880,566	3.16	10.16	714	40,026	82.33	10.34	0
10.50 - 10.99	19	756,293	2.71	10.742	715	39,805	89.78	34.47	0
11.00 - 11.99	96	4,514,774	16.19	11.595	722	47,029	91.44	19.55	0
12.00 - 12.49	89	3,330,543	11.95	12.209	710	37,422	92.93	10.59	0
12.50 - 12.99	113	4,139,627	14.85	12.722	709	36,634	93.58	16.09	0
13.00 - 13.49	72	3,414,678	12.25	13.149	720	47,426	94.58	10.16	0
13.50 & Above	215	10,071,880	36.13	14.353	695	46,846	95.23	7.2	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

3. Credit Score

Credit Score	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
760 & Above	77	$3,323,999	11.92%	12.52%	774	$43,169	93.93%	18.20%	0.00%
740 - 759	65	2,982,099	10.7	12.587	750	45,878	93.55	9.6	0
720 - 739	102	4,724,158	16.94	12.66	729	46,315	92.88	9.77	0
700 - 719	109	4,836,134	17.35	13.008	708	44,368	93.63	10.01	0
680 - 699	125	5,040,272	18.08	12.82	689	40,322	93.55	11.23	0
660 - 679	83	3,316,360	11.9	13.051	670	39,956	91.88	8.92	0
640 - 659	60	2,834,244	10.17	13.935	650	47,237	93.61	16.08	0
620 - 639	16	583,307	2.09	12.7	628	36,457	93.21	41.18	0
600 - 619	14	183,041	0.66	12.538	614	13,074	92.69	100	0
599 & Below	4	56,380	0.2	12.775	587	14,095	91.65	100	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

4. Lien

Lien	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
2	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

5. Combined Original LTV

Combined Original LTV	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
60.01 - 70.00	1	$89,800	0.32%	10.10%	667	$89,800	70.00%	0.00%	0.00%
70.01 - 80.00	17	779,158	2.79	10.024	717	45,833	78.23	0	0
80.01 - 85.00	14	582,132	2.09	11.99	704	41,581	84.51	8.96	0
85.01 - 90.00	198	7,547,359	27.07	12.153	702	38,118	89.84	16.66	0
90.01 - 95.00	360	16,096,966	57.74	13.267	710	44,714	94.94	8.87	0
95.01 - 100.00	65	2,784,578	9.99	13.896	710	42,840	99.89	32.2	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

6. Original LTV

Original LTV	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
10.00 & Below	156	$3,974,097	14.25%	11.88%	693	$25,475	88.94%	34.50%	0.00%
10.01 - 15.00	214	8,619,329	30.92	13.096	713	40,277	93.68	4.26	0
15.01 - 20.00	186	8,824,803	31.65	12.848	712	47,445	93.74	17.19	0
20.01 - 25.00	91	5,960,094	21.38	13.361	704	65,496	94.98	5.76	0
25.01 - 30.00	8	501,669	1.8	13.067	689	62,709	92.63	7.26	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

7. Documentation

Documentation	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
STATED DOC	479	$22,738,046	81.56%	12.99%	709	$47,470	93.18%	0.00%	0.00%
FULL DOC	133	3,634,576	13.04	12.276	700	27,328	94.1	100	0
NO RATIO	36	1,331,987	4.78	12.967	702	37,000	93.09	0	0
NO DOC	7	175,383	0.63	13.337	708	25,055	91.92	0	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

8. Purpose

Purpose	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
PURCHASE	533	$22,597,703	81.05%	12.97%	711	$42,397	93.77%	13.10%	0.00%
CASHOUT REFI	99	4,508,567	16.17	12.733	691	45,541	91.38	12.02	0
RATE/TERM REFI	23	773,722	2.78	11.896	714	33,640	90.31	17.13	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

9. Occupancy

Occupancy	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
INVESTOR	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

10. Property Type

Property Type	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
SINGLE FAMILY	308	$12,196,647	43.75%	12.75%	705	$39,600	93.31%	14.01%	0.00%
CONDO	137	5,577,699	20.01	12.983	711	40,713	92.69	11.53	0
PUD	111	4,941,884	17.73	13.124	711	44,521	94.18	9.11	0
2 FAMILY	71	3,592,828	12.89	13.114	704	50,603	93.53	11.77	0
3-4 FAMILY	27	1,539,408	5.52	12.614	715	57,015	91.82	26.62	0
TOWNHOUSE	1	31,526	0.11	13	677	31,526	95	0	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

11. State

State	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
FL	191	$7,758,308	27.83%	13.22%	702	$40,619	92.90%	7.14%	0.00%
CA	138	7,563,521	27.13	12.499	709	54,808	92.71	9.5	0
AZ	33	1,319,523	4.73	13.201	707	39,986	93.12	6.3	0
TX	44	978,788	3.51	12.044	716	22,245	95.52	39.83	0
NY	17	950,865	3.41	13.021	717	55,933	91	8.13	0
MN	23	927,107	3.33	13.741	718	40,309	95.8	5.93	0
VA	14	805,200	2.89	12.577	720	57,514	94.65	15.8	0
NV	15	801,429	2.87	11.903	738	53,429	91.11	10.87	0
NJ	11	754,237	2.71	12.909	697	68,567	97.05	15.49	0
IL	26	645,514	2.32	12.648	689	24,827	92.7	22.93	0
Other	143	5,375,502	19.28	13.142	706	37,591	93.92	23.78	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

12. Zip

Zip	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
33025	13	$544,308	1.95%	12.75%	718	$41,870	91.74%	0.00%	0.00%
93630	5	314,358	1.13	11.649	738	62,872	95	0	0
89109	2	282,664	1.01	11.445	745	141,332	87.71	0	0
33176	8	273,863	0.98	12.994	706	34,233	93.53	15.49	0
34953	6	266,895	0.96	12.434	687	44,483	92.25	0	0
36561	1	249,558	0.9	11.125	729	249,558	87.86	100	0
33308	2	222,897	0.8	12.987	713	111,449	90	0	0
92679	1	218,311	0.78	12.125	721	218,311	95	0	0
33040	1	213,638	0.77	15.5	659	213,638	95	0	0
92081	2	202,446	0.73	11.953	714	101,223	95	0	0
Other	614	25,091,054	90	12.949	707	40,865	93.41	13.32	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

13. Remaining Months to Maturity

Remaining Months to Maturity	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
1 - 180	566	$24,459,498	87.73%	12.86%	708	$43,215	93.39%	12.24%	0.00%
181 - 240	1	68,752	0.25	13	785	68,752	95	0	0
241 - 360	88	3,351,742	12.02	13.205	699	38,088	92.53	19.11	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%

14. Amortization Type

Amortization Type	Number of Loans	Principal Balance	Pct. Of Pool By Principal Balance	Weighted Avg. Gross Coupon	Weighted Avg. Current FICO	Avg. Principal Balance	Weighted Avg. Combined Original LTV	Pct. Full Doc	Pct. Owner Occupied
10 YR FIXED	30	$284,706	1.02%	12.60%	659	$9,490	93.45%	95.11%	0.00%
15 YR FIXED	30	742,104	2.66	12.821	671	24,737	93.5	57.47	0
15 YR FIXED IO	2	185,200	0.66	12.685	756	92,600	92.8	0	0
20 YR FIXED	1	68,752	0.25	13	785	68,752	95	0	0
25 YR FIXED IO	18	612,000	2.2	11.437	688	34,000	86.56	23.39	0
30 YR FIXED	66	2,609,992	9.36	13.701	699	39,545	94.02	19.06	0
30 YR FIXED IO	4	129,750	0.47	11.553	756	32,438	90.58	0	0
5 YR FIXED	4	43,523	0.16	12.681	637	10,881	93.8	100	0
FIXED BALLOON 30/15	490	22,797,524	81.77	12.878	709	46,526	93.43	9.88	0
FIXED BALLOON 30/15 IO	10	406,440	1.46	12.145	745	40,644	90.96	0	0
Total:	655	$27,879,992	100.00%	12.90%	708	$42,565	93.29%	13.04%	0.00%